Exhibit 99.1

News

April 30, 2008	Analyst Contact:	Dan Harrison
918-588-7950
	Media Contact:	Megan Washbourne
918-588-7572

ONEOK Announces First-quarter 2008 Earnings;

Reaffirms 2008 Earnings Guidance

TULSA, Okla. – April 30, 2008 – ONEOK, Inc. (NYSE: OKE) today announced first-quarter 2008 net income of $143.8 million, or $1.36 per diluted share, compared with $152.9 million, or $1.36 per diluted share, in the same period last year.

“All three business segments turned in solid performances this quarter,” said John W. Gibson, ONEOK chief executive officer. “ONEOK Partners had an exceptionally strong quarter, driven by increased volumes, higher commodity prices and wider commodity spreads. Colder weather and increased volumes in our Oklahoma and Kansas service territories benefited our distribution segment. Our energy services segment also performed well in the first quarter, although results are down compared with last year, primarily as a result of lower marketing and storage margins.

“We also increased our ownership of ONEOK Partners to 47.7 percent, providing ONEOK with a larger share of the partnership’s current earnings and positioning us for additional future earnings through the $1.6 billion in internally generated growth projects currently under way at the partnership,” Gibson added.

ONEOK also reaffirmed its 2008 net income guidance, announced on Jan. 8, 2008, in the range of $2.75 to $3.15 per diluted share.

Operating income for the first quarter 2008 was $333.1 million, compared with $328.3 million for the first quarter 2007. The earnings increase is primarily due to higher realized commodity prices and wider NGL product price spreads in the ONEOK Partners segment, as well as higher volumes. This increase was offset by reduced marketing and storage margins in the energy services segment, driven primarily by colder than anticipated weather.

Operating costs were $193.3 million in the first quarter 2008, compared with $182.3 million in the first quarter 2007, primarily as a result of incremental operating expenses associated with ONEOK Partners’ North System, an interstate natural gas liquids and refined petroleum products pipeline system that was acquired in October 2007, as well as costs incurred to comply with regulations and higher employee-related costs.

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ONEOK Announces First-quarter 2008 Earnings

Reaffirms 2008 Earnings Guidance

April 30, 2008

Equity earnings from investments increased $3.7 million to $27.8 million in the first quarter 2008, compared with the same period in 2007, primarily as a result of higher throughput on Northern Border Pipeline, in which ONEOK Partners has a 50 percent ownership interest.

FIRST-QUARTER 2008 SUMMARY INCLUDES:

•	Operating income of $333.1 million, compared with $328.3 million in the first quarter last year;
•	ONEOK Partners segment operating income of $150.5 million, compared with $104.4 million in the first quarter 2007;
•	Distribution segment operating income of $108.5 million, compared with $103.2 million in the first quarter 2007;
•	Energy Services segment operating income of $74.3 million, compared with operating income of $120.1 million in the first quarter 2007;
•	Operating costs of $193.3 million, compared with $182.3 million in the first quarter 2007;
•

Purchasing an additional 5.4 million of ONEOK Partners’ common units in March 2008 for a total purchase price of approximately $303.2 million, and contributing $9.4 million to maintain the 2 percent general partner interest. ONEOK Partners also completed a public offering of 2.5 million common units at $58.10 per common unit. Following these transactions and the exercise of the over-allotment option in April, the company’s ownership in ONEOK Partners increased to 47.7 percent;

•

Distributions declared on the company’s general partner interest in ONEOK Partners of $19.1 million for the first quarter 2008; distributions declared on the company’s limited partner interest in ONEOK Partners of $44.1 million for the first quarter 2008;

•	ONEOK, on a stand-alone basis, having $265.6 million in short-term debt at March 31, 2008, $35.9 million of cash and cash equivalents and $145.6 million of gas in storage;
•	ONEOK stand-alone total debt representing 48 percent of total capitalization, following the retirement of $402.3 million of maturing, long-term debt in February 2008;
•	ONEOK stand-alone cash flow from continuing operations, before changes in working capital, of $190.7 million, which exceeded capital expenditures and dividends of $112.0 million by $78.7 million;
•	Receiving approval in April 2008 of $1.1 million in new rates in the distribution segment’s south Texas territory;
•

Receiving approval of a capital investment mechanism for the distribution segment in Oklahoma that allows for recovery of, and a return on, the capital costs incurred between rate cases to expand and maintain the natural gas distribution system; and

•	Declaring a quarterly dividend of 38 cents, an increase of 19 percent since January 2007.

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ONEOK Announces First-quarter 2008 Earnings

Reaffirms 2008 Earnings Guidance

April 30, 2008

FIRST-QUARTER 2008 BUSINESS UNIT RESULTS

ONEOK Partners

First-quarter 2008 operating income increased 44 percent to $150.5 million, compared with $104.4 million in the same period last year.

The first-quarter 2008 operating income increase is primarily the result of higher commodity prices in the natural gas gathering and processing business and wider regional NGL product price spreads in the natural gas liquids gathering and fractionation business. Also, both the natural gas and natural gas liquids businesses experienced higher volumes than in the previous year, primarily due to new supply connections and the recently acquired North System.

First-quarter 2008 operating costs were $88.1 million, compared with $75.7 million in the first quarter 2007. The increase is primarily due to incremental operating expenses associated with the recently acquired North System, as well as costs incurred to comply with regulations and higher employee-related costs. Depreciation and amortization increased $2.4 million, compared with the same period last year, also primarily due to the North System acquisition.

Equity earnings from investments for the first quarter 2008 increased to $27.8 million, compared with $24.1 million in the same period a year earlier, primarily as a result of higher throughput from ONEOK Partners’ 50 percent interest in Northern Border Pipeline.

Distribution

The distribution segment reported operating income of $108.5 million in the first quarter 2008, compared with operating income of $103.2 million in the first quarter 2007.

First-quarter 2008 earnings increased as a result of colder temperatures and increased volumes in the Oklahoma and Kansas service territories. Transportation volumes were strong in Oklahoma and Kansas and improved margins by $2.5 million. Residential margins were moderated by weather normalization mechanisms and reflect an increase of $1.2 million from the implementation of new rate schedules.

Operating costs decreased to $94.2 million, compared with $95.7 million in the first quarter 2007, primarily as a result of lower employee-related costs.

Energy Services

Energy Services reported first-quarter operating income of $74.3 million, compared with operating income of $120.1 million in the same period in 2007.

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ONEOK Announces First-quarter 2008 Earnings

Reaffirms 2008 Earnings Guidance

April 30, 2008

The first-quarter 2008 earnings decline is due primarily to a decrease of $47.9 million in marketing and storage margins. Colder than anticipated weather in the first quarter 2008 increased supply requirements of customers, leaving less volume available for the segment’s marketing optimization activities. With lower volumes available, combined with steadily increasing natural gas prices, storage optimization margins were also reduced. In addition, financial trading margins were down $7.8 million, partially offset by an increase of $7.0 million in transportation margins and an increase of $2.2 million in retail marketing activities.

Operating costs for the quarter were $10.2 million, relatively flat compared with the same period a year earlier.

At March 31, 2008, total natural gas in storage was 14.6 Bcf, compared with 37.3 Bcf a year earlier. Total natural gas storage capacity under lease was 96 Bcf in the first quarter of 2008, compared with 88 Bcf in the same period 2007.

The net margin for the energy services segment was derived from the following sources:

	Three Months Ended March 31,
	2008	2007
	(Thousands of dollars)
Marketing and storage, gross	$137,678	$177,106
Less: Storage and transportation costs	(54,275)	(52,713)

Marketing and storage, net	83,403	124,393
Retail marketing	5,213	2,994
Financial trading	(3,751)	4,017

Net margin	$84,865	$131,404

EARNINGS CONFERENCE CALL AND WEBCAST

ONEOK and ONEOK Partners management will conduct a joint conference call on Thursday, May 1, 2008, at 11 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time). The call will also be carried live on ONEOK’s and ONEOK Partners’ Web sites.

To participate in the telephone conference call, dial 866-847-7864, pass code 1226646, or log on to www.oneok.com or www.oneokpartners.com.

If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK’s Web site, www.oneok.com, and ONEOK Partners’ Web site, www.oneokpartners.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 866-837-8032, pass code 1226646.

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ONEOK Announces First-quarter 2008 Earnings

Reaffirms 2008 Earnings Guidance

April 30, 2008

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 47.7 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company.

For information about ONEOK, Inc., visit the Web site: www.oneok.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. The forward-looking statements relate to our anticipated financial performance, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “could,” “may,” “continue,” “might,” “potential,” “scheduled” and other words and terms of similar meaning.

You should not place undue reliance on forward-looking statements. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	the effects of weather and other natural phenomena on our operations, including energy sales and demand for our services and energy prices;
•	competition from other United States and Canadian energy suppliers and transporters as well as alternative forms of energy;
•	the capital intensive nature of our businesses;
•	the profitability of assets or businesses acquired by us;
•	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of our counterparties;
•	the uncertainty of estimates, including accruals and costs of environmental remediation;
•	the timing and extent of changes in energy commodity prices;
•

the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, environmental compliance, and authorized rates or recovery of gas and gas transportation costs;

•

impact on drilling and production by factors beyond our control, including the demand for natural gas and refinery-grade crude oil; producers’ desire and ability to obtain necessary permits; reserve performance; and capacity constraints on the pipelines that transport crude oil, natural gas and NGLs from producing areas and our facilities;

•	changes in demand for the use of natural gas because of market conditions caused by concerns about global warming or changes in governmental policies and regulations due to climate change initiatives;
•

the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension expense and funding resulting from changes in stock and bond market returns;

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ONEOK Announces First-quarter 2008 Earnings

Reaffirms 2008 Earnings Guidance

April 30, 2008

•	actions by rating agencies concerning the credit ratings of ONEOK and ONEOK Partners;
•

the results of administrative proceedings and litigation, regulatory actions and receipt of expected clearances involving the OCC, KCC, Texas regulatory authorities or any other local, state or federal regulatory body, including the FERC;

•	our ability to access capital at competitive rates or on terms acceptable to us;
•	risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines which outpace new drilling;
•	the risk that material weaknesses or significant deficiencies in our internal controls over financial reporting could emerge or that minor problems could become significant;
•	the impact and outcome of pending and future litigation;
•	the ability to market pipeline capacity on favorable terms, including the affects of:
-	future demand for and prices of natural gas and NGLs;
-	competitive conditions in the overall energy market;
-	availability of supplies of Canadian and United States natural gas;
-	availability of additional storage capacity;
-	weather conditions; and
-	competitive developments by Canadian and U.S. natural gas transmission peers;
•	performance of contractual obligations by our customers, service providers, contractors and shippers;
•	the timely receipt of approval by applicable governmental entities for construction and operation of our pipeline and other projects and required regulatory clearances;
•

our ability to acquire all necessary rights-of-way permits and consents in a timely manner, to promptly obtain all necessary materials and supplies required for construction, and to construct pipelines without labor or contractor problems;

•	the mechanical integrity of facilities operated;
•	demand for our services in the proximity of our facilities;
•	our ability to control operating costs;
•	acts of nature, sabotage, terrorism or other similar acts that cause damage to our facilities or our suppliers’ or shippers’ facilities;
•	economic climate and growth in the geographic areas in which we do business;
•	the risk of a significant slowdown in growth or decline in the U.S. economy or the risk of delay in growth recovery in the U.S. economy;
•	the impact of recently issued and future accounting pronouncements and other changes in accounting policies;
•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;
•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;
•

risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the possible loss of gas distribution franchises or other adverse effects caused by the actions of municipalities;
•	the impact of unsold pipeline capacity being greater or less than expected;
•	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our state and FERC-regulated rates;
•	our ability to promptly obtain all necessary materials and supplies required for construction of gathering, processing, storage, fractionation and transportation facilities;
•	the composition and quality of the natural gas and NGLs we gather and process in our plants and transport on our pipelines;
•	the efficiency of our plants in processing natural gas and extracting and fractionating NGLs;
•	the impact of potential impairment charges;
•	the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;
•	our ability to control construction costs and completion schedules of our pipelines and other projects; and
•	the risk factors listed in the reports we have filed and may file with the SEC, which are incorporated by reference.

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ONEOK Announces First-quarter 2008 Earnings

Reaffirms 2008 Earnings Guidance

April 30, 2008

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Part I, Item 1A, Risk Factors, in our Annual Report on Form 10-K for the year ended December 31, 2007. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise. OKE-FE

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ONEOK Announces First-quarter 2008 Earnings

Reaffirms 2008 Earnings Guidance

April 30, 2008

ONEOK, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
(Unaudited)	2008	2007
Revenues	(Thousands of dollars, except per share amounts)
Operating revenues, excluding energy trading revenues	$4,918,031	$3,804,860
Energy trading revenues, net	(15,955)	1,348

Total Revenues	4,902,076	3,806,208

Cost of sales and fuel	4,316,164	3,241,358

Net Margin	585,912	564,850

Operating Expenses
Operations and maintenance	167,992	158,643
Depreciation and amortization	59,479	56,450
General taxes	25,331	23,659

Total Operating Expenses	252,802	238,752

Gain on sale of assets	13	2,203

Operating Income	333,123	328,301

Equity earnings from investments	27,783	24,055
Allowance for equity funds used during construction	8,496	1,337
Other income	3,232	5,004
Other expense	(4,608)	(645)
Interest expense	(62,861)	(62,012)

Income before Minority Interests and Income Taxes	305,165	296,040

Minority interests in income of consolidated subsidiaries	(68,960)	(45,313)
Income taxes	(92,368)	(97,847)

Net Income	$143,837	$152,880

Earnings Per Share of Common Stock
Net Earnings Per Share, Basic	$1.38	$1.38
Net Earnings Per Share, Diluted	$1.36	$1.36

Average Shares of Common Stock (Thousands)
Basic	104,170	110,868
Diluted	105,821	112,724

Dividends Declared Per Share of Common Stock	$0.38	$0.34

ONEOK Announces First-quarter 2008 Earnings

Reaffirms 2008 Earnings Guidance

April 30, 2008

ONEOK, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Unaudited)	March 31, 2008	December 31, 2007
Assets	(Thousands of dollars)

Current Assets
Cash and cash equivalents	$268,740	$19,105
Trade accounts and notes receivable, net	1,723,572	1,723,212
Gas and natural gas liquids in storage	329,307	841,362
Commodity exchanges and imbalances	75,302	82,938
Energy marketing and risk management assets	129,049	168,609
Other current assets	216,694	116,249

Total Current Assets	2,742,664	2,951,475

Property, Plant and Equipment
Property, plant and equipment	8,297,604	7,893,492
Accumulated depreciation and amortization	2,091,337	2,048,311

Net Property, Plant and Equipment	6,206,267	5,845,181

Investments and Other Assets
Goodwill and intangible assets	1,041,857	1,043,773
Energy marketing and risk management assets	7,180	3,978
Investments in unconsolidated affiliates	754,304	756,260
Other assets	487,562	461,367

Total Investments and Other Assets	2,290,903	2,265,378

Total Assets	$11,239,834	$11,062,034

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ONEOK Announces First-quarter 2008 Earnings

Reaffirms 2008 Earnings Guidance

April 30, 2008

ONEOK, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Unaudited)	March 31, 2008	December 31, 2007
Liabilities and Shareholders’ Equity	(Thousands of dollars)

Current Liabilities
Current maturities of long-term debt	$118,181	$420,479
Notes payable	265,600	202,600
Accounts payable	1,585,757	1,436,005
Commodity exchanges and imbalances	219,773	252,095
Energy marketing and risk management liabilities	244,632	133,903
Other current liabilities	445,064	436,585

Total Current Liabilities	2,879,007	2,881,667

Long-term Debt, excluding current maturities	4,118,394	4,215,046

Deferred Credits and Other Liabilities
Deferred income taxes	720,733	680,543
Energy marketing and risk management liabilities	64,256	26,861
Other deferred credits	485,190	486,645

Total Deferred Credits and Other Liabilities	1,270,179	1,194,049

Commitments and Contingencies

Minority Interests in Consolidated Subsidiaries	965,462	801,964

Shareholders’ Equity
Common stock, $0.01 par value: authorized 300,000,000 shares; issued 121,380,458 shares and outstanding 104,252,433 shares at March 31, 2008; issued 121,115,217 shares and outstanding 103,987,476 shares at December 31, 2007	1,214	1,211
Paid in capital	1,275,103	1,273,800
Accumulated other comprehensive income (loss)	(75,177)	(7,069)
Retained earnings	1,515,793	1,411,492
Treasury stock, at cost: 17,128,025 shares at March 31, 2008 and 17,127,741 shares at December 31, 2007	(710,141)	(710,126)

Total Shareholders’ Equity	2,006,792	1,969,308

Total Liabilities and Shareholders’ Equity	$11,239,834	$11,062,034

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ONEOK Announces First-quarter 2008 Earnings

Reaffirms 2008 Earnings Guidance

April 30, 2008

ONEOK, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
(Unaudited)	2008	2007
Operating Activities	(Thousands of dollars)
Net income	$143,837	$152,880
Depreciation and amortization	59,479	56,450
Allowance for funds used during construction	(8,496)	(1,337)
Gain on sale of assets	(13)	(2,203)
Minority interests in income of consolidated subsidiaries	68,960	45,313
Equity earnings from investments	(27,783)	(24,055)
Distributions received from unconsolidated affiliates	24,040	26,455
Deferred income taxes	29,362	19,499
Stock-based compensation expense	7,982	8,641
Allowance for doubtful accounts	2,035	1,974
Changes in assets and liabilities (net of acquisition and disposition effects):
Trade accounts and notes receivable	(7,065)	60,072
Gas and natural gas liquids in storage	488,214	426,136
Deposits	(52,052)	79,641
Accounts payable	119,795	(3,020)
Commodity exchanges and imbalances, net	(24,686)	(7,468)
Accrued interest	50,293	44,756
Energy marketing and risk management assets and liabilities	90,433	61,128
Other assets and liabilities	(93,820)	(75,569)

Cash Provided by Operating Activities	870,515	869,293

Investing Activities
Changes in investments in unconsolidated affiliates	3,311	(141)
Capital expenditures (less allowance for equity funds used during construction)	(339,531)	(102,135)
Changes in short-term investments	—	(506,905)
Proceeds from sale of assets	161	3,707
Other	2,450	—

Cash Used in Investing Activities	(333,609)	(605,474)

Financing Activities
Borrowing (repayment) of notes payable, net	63,000	(6,000)
Payment of debt	(405,504)	(520)
Repurchase of common stock	(15)	(20,089)
Issuance of common stock	1,533	2,702
Issuance of common units, net of discounts	140,369	—
Dividends paid	(39,536)	(37,691)
Distributions to minority interests	(47,118)	(44,979)

Cash Used in Financing Activities	(287,271)	(106,577)

Change in Cash and Cash Equivalents	249,635	157,242
Cash and Cash Equivalents at Beginning of Period	19,105	68,268

Cash and Cash Equivalents at End of Period	$268,740	$225,510

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ONEOK Announces First-quarter 2008 Earnings

Reaffirms 2008 Earnings Guidance

April 30, 2008

ONEOK, Inc. and Subsidiaries

INFORMATION AT A GLANCE

	Three Months Ended March 31,
(Unaudited)	2008	2007
	(Millions of dollars)

ONEOK Partners
Net margin	$268.5	$205.4
Operating costs	$88.1	$75.7
Depreciation and amortization	$29.9	$27.5
Operating income	$150.5	$104.4
Natural gas gathered (BBtu/d)	1,192	1,168
Natural gas processed (BBtu/d)	624	609
Natural gas transported (MMcf/d)	3,956	3,948
Natural gas sales (BBtu/d)	277	268
Natural gas liquids gathered (MBbl/d)	251	210
Natural gas liquids sales (MBbl/d)	286	220
Natural gas liquids fractionated (MBbl/d)	391	319
Natural gas liquids transported (MBbl/d)	303	205
Capital expenditures	$267.1	$74.6
Conway-to-Mount Belvieu OPIS average spread
Ethane/Propane mixture ($/gallon)	$0.09	$0.06
Natural Gas Gathering and Processing:
Realized composite NGL sales prices ($/gallon)	$1.33	$0.82
Realized condensate sales price ($/Bbl)	$87.51	$56.53
Realized natural gas sales price ($/MMBtu)	$7.40	$6.58
Realized gross processing spread ($/MMBtu)	$7.43	$3.59

Distribution
Net margin	$231.7	$227.2
Operating costs	$94.2	$95.7
Depreciation and amortization	$29.0	$28.3
Operating income	$108.5	$103.2
Customers per employee	732	745
Capital expenditures	$30.6	$25.4
Natural gas volumes (Bcf)
Gas Sales	80.9	78.8
Transportation	62.1	57.6
Natural gas margins
Gas Sales	$194.0	$193.5
Transportation	$27.3	$24.7

Energy Services
Net margin	$84.9	$131.4
Operating costs	$10.2	$10.7
Depreciation and amortization	$0.4	$0.5
Operating income	$74.3	$120.1
Natural gas marketed (Bcf)	340	337
Natural gas gross margin ($/Mcf)	$0.17	$0.34
Physically settled volumes (Bcf)	636	639

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ONEOK Announces First-quarter 2008 Earnings

Reaffirms 2008 Earnings Guidance

April 30, 2008

ONEOK, Inc. and Subsidiaries

Consolidating Income Statement

	Three Months Ended March 31, 2008
(Unaudited)	ONEOK	ONEOK Partners	Consolidating Entries	Consolidated
	(Millions of dollars)
Operating Income
ONEOK Partners	$—	$151	$—	$151
Distribution	109	—	—	109
Energy Services	74	—	—	74
Other	(1)	—	—	(1)

Operating Income	182	151	—	333

Equity in earnings of ONEOK Partners	76	—	(76)	—
Other income (expense)	(1)	36	—	35
Interest expense	(24)	(39)	—	(63)
Minority interest	—	—	(69)	(69)
Income taxes	(89)	(3)	—	(92)

Net Income	$144	$145	$(145)	$144

	Three Months Ended March 31, 2007
(Unaudited)	ONEOK	ONEOK Partners	Consolidating Entries	Consolidated
	(Millions of dollars)
Operating Income
ONEOK Partners	$—	$104	$—	$104
Distribution	103	—	—	103
Energy Services	120	—	—	120
Other	1	—	—	1

Operating Income	224	104	—	328

Equity in earnings of ONEOK Partners	51	—	(51)	—
Other income	3	27	—	30
Interest expense	(30)	(32)	—	(62)
Minority interest	—	—	(45)	(45)
Income taxes	(95)	(3)	—	(98)

Net Income	$153	$96	$(96)	$153

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ONEOK Announces First-quarter 2008 Earnings

Reaffirms 2008 Earnings Guidance

April 30, 2008

ONEOK, Inc. and Subsidiaries

REGULATION G GAAP RECONCILIATION

ONEOK, Inc. Stand-Alone Cash Flow, Before Changes in Working Capital

(Unaudited)	Three Months Ended March 31, 2008
(Millions of dollars)

Net income	$143.8
Depreciation and amortization	29.5
Distributions received from unconsolidated affiliates	54.1
Income from equity investments, net	(76.1)
Deferred income taxes	29.4
Stock based compensation expense	8.0
Allowance for doubtful accounts	2.0

Cash flow, before changes in working capital (a)	$190.7

(a)	ONEOK, Inc. stand-alone cash flow, before changes in working capital, is a non-GAAP financial measure used by management, industry analysts, investors, lenders, and rating agencies to assess the financial performance and the operating results of our fundamental business activities. ONEOK, Inc. stand-alone cash flow, before changes in working capital, should not be considered in isolation or as a substitute for net income, income from operations, or other measures of cash flow.